FOR IMMEDIATE RELEASE

IFF REPORTS FOURTH QUARTER SALES AND EARNINGS EXCEED EXPECTATIONS NEW WINS DRIVE FOURTH QUARTER GROWTH PROVIDES 2004 SALES AND EARNINGS GUIDANCE

New York, N.Y., January 28, 2004 .... International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported earnings per share for the fourth quarter 2003 of $.40 compared to $.41 for the prior year quarter. The 2003 fourth quarter results include $11.4 million ($7.2 million after tax or $.08 per share) of restructuring and other charges related to the Company’s ongoing reorganization plan; 2002 fourth quarter results had no comparable charges. Excluding the effects of these charges, 2003 fourth quarter earnings per share would have been $.48, compared to $.41 in the prior year comparable quarter, an increase of 17%.

Fourth quarter 2003 sales totaled $471.8 million, increasing 11% in comparison to the prior year quarter. Reported sales for the 2003 quarter benefited from the strengthening of various currencies, most notably the Euro, the Pound Sterling and the Australian dollar, in relation to the U.S. dollar; had exchange rates remained constant, sales for the fourth quarter 2003 would have increased approximately 3% in comparison to the prior year quarter.

Sales for the fourth quarter were strongest in North America, Latin America and Asia Pacific, and to a lesser extent in India. European sales remained weak. For the quarter, sales performance by region was as follows:

•	North America flavor sales grew 19% while fragrance sales grew 2%; in total, the region grew 10%. The flavor sales performance was driven by new wins and accelerated order activity across the entire customer portfolio. Functional fragrance sales increased 9%; this growth was partially offset by weaker sales of fine fragrances and aroma chemicals, which declined by 4% and 3%, respectively.
•	In Europe, local currency flavor sales were flat, while fragrance sales declined 4%, resulting in reported dollar increases of 14% and 13%, respectively. In total, sales in the region declined 2% in local currency terms and increased 13% in dollars. Local currency sales of fine fragrances increased 2% and functional fragrances were flat, while aroma chemical sales declined 12%. The local currency performance reflected the persistent economic weakness in much of the European region, most notably in France, Germany, the U.K. and Switzerland, where sales were weakest in comparison to the 2002 fourth quarter; local currency sales in Eastern Europe also declined in the low double digits.

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•	Local currency sales in Asia Pacific increased 3%, resulting in a 12% increase in reported dollar sales. Local currency fragrance sales increased 8% in comparison to the prior year quarter, resulting in a 15% increase in reported dollars; this strong performance reflects improving economic conditions in the region and the benefit of significant new fragrance wins. Local currency flavor sales increased 1%, resulting in a 10% increase in reported dollars. For the region, Indonesia and Thailand were strongest, each achieving double digit growth with Greater China and South Korea each reaching high single digit growth; this growth was partially offset by continued weakness in Japan, where local currency sales declined 10% in comparison to the 2002 fourth quarter.
•	Latin American sales increased 6%; flavor and fragrance sales increased by 15% and 3%, respectively, in comparison to the 2002 fourth quarter. Flavor sales were led by 32% and 17% increases in Brazil and Argentina, respectively, resulting from a combination of new wins and improved economic conditions in those countries. Fragrance sales in Argentina increased 60% although this performance was substantially offset by sales declines in Mexico and Central America; fragrance sales in Brazil were flat for the quarter.
•	India sales increased 6% in local currency and 9% in reported dollars. Local currency fragrance sales increased 3% resulting in an 8% increase in reported dollars. Flavor sales increased 8% in local currency, resulting in a 10% increase in reported dollars. In both flavors and fragrances, the sales performance reflected the benefit of new wins and the benefits of the continued strong Indian economy.

Net income for the quarter declined 2% in comparison to the prior year quarter. Excluding the impact of restructuring and other charges, net income increased 16% in the current quarter in comparison to the prior year. Gross profit as a percentage of sales improved in the quarter primarily as a result of improved sales performance and cost cutting efforts. Operating margin in the fourth quarter, as a percentage of sales, declined in comparison to the prior year; the decline was primarily attributable to higher research and development expenses. Earnings have been sustained by the Company’s cost-cutting efforts and by reduced interest expense.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “I am pleased with our fourth quarter performance. Our strong growth in North America flavors and our continued solid performance in Latin America, Asia Pacific, and India reaffirm my confidence that we are on the right track. In each of these regions, growth has been buoyed by improved economic conditions, but has mainly been driven by new wins. Our improved competitive position is largely due to our renewed focus on customer service and our research and development initiatives – both of which we believe are key to our future success.”

Sales for the year ended December 31, 2003 totaled $1,901.5 million, increasing 5% in comparison to the prior year. Sales for 2002 included $9.4 million attributable to non-core businesses that the Company disposed of during 2002; excluding such sales from the 2002 results, 2003 sales increased 6% in comparison to the prior year. Reported sales for 2003 benefited from the strengthening of various currencies, most notably the Euro, the Japanese Yen, the Pound Sterling and the Australian dollar, in relation to the U.S. dollar; had exchange rates remained constant, 2003 sales would have declined approximately 2% in comparison to the prior year as reported.

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Excluding, for comparative purposes, sales attributable to non-core businesses disposed of during 2002, sales performance by region for 2003 was as follows:

•	North America flavor sales increased 3%, while fragrances declined 6%; in total the region declined by 2%. Flavor sales were driven primarily by new wins. The fragrance performance reflected weak demand for fine fragrance products as well as the effect of ongoing customer efforts to reduce inventory levels. Functional fragrance, fine fragrance and chemical sales declined 4%, 8% and 8%, respectively.
•	Local currency flavor sales in Europe declined 1% in comparison to the prior year period, resulting in a 15% increase in reported dollar sales. Fragrance sales declined 5% in local currency, resulting in a 12% increase in reported dollar sales. Overall, the region’s sales declined 3% in local currency terms and increased 13% in dollars. Fine fragrance local currency sales increased 3%, while functional fragrance and aroma chemical sales declined by 4% and 12%, respectively. The local currency performance reflected the persistent economic weakness throughout much of the European region.
•	Local currency sales in Asia Pacific increased 1% resulting in a 7% increase in reported dollar sales. Local currency fragrance sales increased 7% in comparison to the prior year period resulting in a 12% increase in reported dollars. Local currency flavor sales declined 2% in comparison to the prior year period resulting in a 4% increase in reported dollars. For the region, sales performance for the year was strongest in Thailand, Taiwan, Indonesia and Greater China, with respective local currency increases of 25%, 8%, 9% and 6%, respectively. These strong performances were substantially offset by persistent weakness in Japan and the Philippines where local currency sales declined by 7% and 18%, respectively.
•	Latin America sales declined 2% in comparison to 2002. Flavor sales increased 9%, benefiting from increases of 80%, 31% and 19% in Central America, Argentina and Brazil, respectively, reflecting the benefit of new wins and, most notably in Argentina, an improved economic environment. Fragrance sales declined 5% with Central America, Mexico and Brazil declining 15%, 6% and 8%, respectively; Argentina fragrance sales increased 22% for the period, mainly benefiting from improved economic conditions in that country.
•	India sales increased 9% in local currency and 12% in reported dollars. This performance was led by an 11% local currency increase in flavor sales with fragrance sales increasing 7% in comparison to the prior year. In both flavors and fragrances, the sales performance reflected the benefit of new wins.

Net income for 2003 decreased 2% in comparison to the prior year. Excluding the impact of restructuring and other charges in both years, 2003 net income increased 9% in comparison to the prior year. Gross margin on sales in 2003, as a percentage of sales, declined in comparison to the prior year, primarily due to the weak sales performance in the higher margin fine fragrance business. Earnings have been sustained by the Company’s ongoing cost-cutting efforts and by reduced interest expense.

Earnings per share for 2003 were $1.83 compared to $1.84 for the prior year. The 2003 results include $42.4 million ($27.5 million after tax or $.29 per share) of restructuring and other charges related to the Company’s reorganization plan; 2002 results had $11.7 million ($7.7 million after tax or $.08 per share) in comparable charges. Excluding the effects of these charges, 2003 earnings per share would have been $2.12, compared to $1.92 in the prior year, an increase of 10%.

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Reorganization Actions

In the fourth quarter 2003, the Company eliminated 60 positions, principally in its North American and European operating regions. As a result of these actions, the Company recorded restructuring and other pre-tax charges of $11.4 million ($7.2 million after tax or $.08 per share) in the quarter. In 2003, the Company eliminated 320 positions and recorded restructuring and other pre-tax charges of $42.4 million ($27.5 million after tax or $.29 per share); essentially all elements of these charges relate to employee terminations.

On October 5, 2000, the Company announced a significant reorganization, including management changes, consolidation of production facilities and related actions. The Company’s reorganization, which is essentially complete, is expected to yield annual savings approximating $25 million to $30 million. A portion of these savings is to be reinvested in the business, although a substantial portion is expected to contribute to improving earnings.

Since inception, the Company has recognized approximately $116.1 million of related pre-tax charges in comparison to expected charges of $110.0 million. This increase in actual costs incurred exceeds the previous estimate due to the effect of the substantial appreciation of the Euro against the U.S. dollar, most notably in the last six months of 2003.

Outlook for 2004
IFF expects 2004 local currency sales to increase in the low-single digits in comparison to 2003. Based on current exchange rates, this local currency growth is expected to result in a mid-to-high single digit increase in reported dollars.

IFF expects earnings per share for 2004 to be in the range of $2.24 to $2.31 compared to $1.83 in 2003. Excluding restructuring and other charges recorded in 2003, this performance represents an expected increase in earnings per share of between 6% and 9% over the comparable 2003 results of $2.12 per share.

Mr. Goldstein stated, “Our asset utilization and cash flow is strong, and with our reorganization now essentially complete, I believe that we have the right operating foundation in place. As we move forward, our shareholders can expect growth to be driven by IFF’s innovation. Still, we remain cautious in our outlook for 2004 given the global economic environment in which we operate. We are seeing improvements in Latin America, most notably Brazil and Argentina, yet Mexico remains fairly weak. Southeast Asia and China continue to grow solidly, as does India. But Japan, in our estimation, remains fragile. Statistics suggest North America continues to rebound, but questions and doubts remain.”

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About IFF

IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
Statements in this report, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Certain of such forward-looking information may be identified by such terms as “expect”, “believe”, “may”, “will”, and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference Call
There will be a conference call today at 9:00 AM Eastern Time, at which time the Company will discuss operating results for the fourth quarter 2003 and its expectations for 2004. The dial in number for U.S.-based participants is 888-208-1812; for international participants, the number is 719-457-2654. The passcode for the call is 585397.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Wednesday January 28, 2004 and ending at Midnight on Wednesday, February 11, 2004. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code will be 585397.

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The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

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International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2002	2003	2002	2003

Net sales	$424,292	$471,799	$1,809,249	$1,901,520
Cost of goods sold	242,284	268,583	1,035,835	1,092,456

Gross margin on sales	182,008	203,216	773,414	809,064
Research & development	36,171	42,243	144,027	159,286
Selling and administrative	75,707	84,310	305,156	308,951
Amortization	3,158	3,158	12,632	12,632

	66,972	73,505	311,599	328,195
Restructuring and other charges	-	(11,401)	(11,737)	(42,421)
Interest expense	(8,368)	(5,875)	(37,036)	(28,477)
Other income (expense), net	258	(986)	3,591	(5,437)

Pretax income	58,862	55,243	266,417	251,860
Income taxes	19,866	17,132	90,473	79,263

Net income	$38,996	$38,111	$175,944	$172,597

Including restructuring and other charges

Net income	$38,996	$38,111	$175,944	$172,597
Earnings per share - basic	$.41	$.41	$1.86	$1.84
Earnings per share - diluted	$.41	$.40	$1.84	$1.83

Excluding restructuring and other charges

Net income	$38,996	$45,318	$183,689	$200,111
Result per share - basic	$.41	$.48	$1.94	$2.14
Result per share - diluted	$.41	$.48	$1.92	$2.12

Average Shares Outstanding (in thousands)	2002	2003

Fourth quarter:
Basic	94,309	93,669
Diluted	95,632	94,423

Full year:
Basic	94,511	93,718
Diluted	95,873	94,419

International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2002	December 31, 2003

Cash & short-term investments	$ 15,165	$ 12,555
Receivables	338,607	339,725
Inventories	421,603	454,631
Other current assets	91,374	144,436

Total current assets	866,749	951,347

Property, plant and equipment, net	520,499	510,612
Goodwill and other intangibles, net	782,703	785,748
Other assets	62,743	60,360

Total assets	$2,232,694	$2,308,067

Commercial paper/notes payable - bank	$ 49,663	$ 194,304
Other current liabilities	309,834	331,446

Total current liabilities	359,497	525,750

Long-term debt	1,007,085	690,493
Non-current liabilities	291,434	342,965

Shareholders’ equity	574,678	748,859

Total liabilities and shareholders' equity	$2,232,694	$2,308,067

Notes: 1. Capital spending -	Quarter: $25 million
Full Year: $66 million

2. Depreciation -	Quarter: $19 million
Full Year: $74 million

3.  At December 31, 2003, Long-term debt includes unamortized gains of $38.0 million on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt. At December 31, 2002, debt included $63.5 million of such swap gains.

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Quarter ended December 31, 2003

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	2	19	10

Europe - Reported	13	14	13
Europe - Local Currency	(4)	-	(2)

Latin America	3	15	6

Asia Pacific - Reported	15	10	12
Asia Pacific - Local Currency	8	1	3

India - Reported	8	10	9
India - Local Currency	3	8	6

Total - Reported	8	14	11
Total - Local Currency	-	6	3

Year ended December 31, 2003 as Reported

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	(6)	(1)	(4)

Europe - Reported	12	15	13
Europe - Local Currency	(5)	(1)	(3)

Latin America	(5)	9	(2)

Asia Pacific - Reported	12	4	7
Asia Pacific - Local Currency	7	(2)	1

India - Reported	12	12	12
India- Local Currency	7	11	9

Total - Reported	3	7	5
Total - Local Currency	(4)	-	(2)

Year ended December 31, 2003 Pro-Forma Excluding Non-Core Businesses Disposed of in 2002

% Change in Sales by Region of Destination	Fragrances	Flavors	Total

North America	(6)	3	(2)

Europe - Reported	12	15	13
Europe - Local Currency	(5)	(1)	(3)

Latin America	(5)	9	(2)

Asia Pacific - Reported	12	4	7
Asia Pacific - Local Currency	7	(2)	1

India - Reported	12	12	12
India- Local Currency	7	11	9

Total - Reported	3	8	6
Total - Local Currency	(4)	1	(2)